Exhibit (h)(1)(G)

Amendment No. 7 to

Administration, Bookkeeping and Pricing Services Agreement

This Amendment No. 7, dated October 26, 2016 (this “Amendment”), to the Administration, Bookkeeping and Pricing Services Agreement, dated June 28, 2011, as amended (the “Agreement”), between Centre Funds (the “Trust”) and ALPS Fund Services, Inc. (“ALPS”).

WHEREAS, the Trust and ALPS wish to amend the Agreement to modify Appendix A (List of Portfolios) and Appendix C (Compensation) to account for the addition of a new series of the Trust.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Appendix A (List of Portfolios) to the Agreement is deleted in its entirety and replaced with the Appendix A (List of Portfolios) attached hereto; and

2. Appendix C (Compensation) to the Agreement is deleted in its entirety and replaced with the Appendix C (Compensation) attached hereto.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

CENTRE FUNDS		ALPS FUND SERVICES, INC.

By:	/s/ James A. Abate	By:	/s/ Jeremy O. May
Name:	James A. Abate	Name:	Jeremy O. May
Title:	President	Title:	President

APPENDIX A

LIST OF PORTFOLIOS

October 26, 2016

Centre American Select Equity Fund
Centre Multi-Asset Real Return Fund
Centre Active U.S. Treasury Fund
Centre Active U.S. Tax Exempt Fund

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